Exhibit 99.1

GTSI Reports Third Quarter

Delivers strong backlog

CHANTILLY, VA. — December 22, 2006 — GTSI® Corp. (NASDAQ: GTSI), announced financial results for the quarter ended September 30, 2006 as well as the results for the quarter ended June 30, 2006.  In addition, the Company expects to file Form 10-K/A and Form 10-Q/A filings today with the Securities and Exchange Commission associated with the restatements of GTSI financial statements for the years 2003, 2004, 2005, and the quarter ended March 31, 2006, as well as the Form 10-Q’s for quarters ended June 30, 2006 and September 30, 2006.  If these filings are made today, the Company believes it will be compliant with NASDAQ listing requirements.

“Over the past three quarters, GTSI has made significant progress.  In particular we have regained our footing in terms of securing a new credit line from our lenders and continued to build upon our 24 year relationship with our customers.  Longtime investors in GTSI recognize that the Company’s performance is best measured over longer periods than just one quarter,” said Jim Leto, President and Chief Executive Officer of GTSI. “This fact is especially important this year as we continue to turn around GTSI.”

Year to date 2006

•                  Credit facility of $145 million

•                  Gross margin at 12.4% versus 11.99% for the first three quarters of 2005

•                  Expenses have declined $1.5 million versus the first three quarters of 2005, despite the expenditure of non-recurring costs of $5.3 million for bank fees, severance, legal, and restatement activities

Q3 2006 Results

“Our sales team delivered a strong quarter with more profitable deals and a backlog of over $290 million at the end of the third quarter” said Leto.  “Top line was adversely affected by two factors: the timing of a large transaction which we anticipated closing in the third quarter but closed in the second and our strategic decision to migrate the sales force away from lower commodity transactions.  As we implemented this new focus we have also reduced expenses by nearly 5.4% during the quarter.  In addition, during the quarter the Company had $2.2 million in costs associated with the restatement and severances.”

“Over the past several quarters we have worked to stabilize GTSI.  We have overcome significant hurdles by redoubling efforts to increase customer satisfaction, which continues to improve and we have reduced a 54% voluntary employee turnover rate in the first quarter of the year, to an annualized 6% rate at the end of November.  I am pleased to be associated with GTSI and couldn’t be prouder of the women and men who have made great strides in turning around a company that has struggled recently.  We have much work ahead, but the indications are clear that GTSI is getting healthier day by day.”

“Our heritage business, primarily hardware sales, saw a decline in the quarter, which also impacted top line revenue.  One of the new areas of focus, GTSI branded professional services, however, accounted for 7.1% of our revenue, up significantly from 2.1% in the third quarter of 2005.  This shift towards higher margin business is taking root and is expected to ultimately generate better net income results.  While we will not abandon our heritage business, we will continue to put greater focus on providing technology solutions and services for our government customers.”

For the third quarter 2006, GTSI reported sales of $241.6 million, a 9.7% decline over the same period a year ago, and net loss of $3.4 million or a loss of $0.35 per fully diluted share.  Selling, general, and administrative expenses were $30.0 million, a decline of 5.3% from the same period in 2005.

Gross margin was down $10.0 million to $25.9 million in the third quarter of 2006 versus the third quarter of 2005.  Gross margin percentage for the third quarter of 2006 was 10.7%.

During the quarter GTSI began implementing a strategic action plan to reduce small orders by eliminating discounting and driving orders to the web, which accounted for over 30% of the orders in the third quarter.  The Company also initiated a human capital management plan with 360 degree evaluations and reviews as well as career path development and developed the repeatable creation of GTSI solutions centered on mobile evidence capture, unified communications, network security, server consolidation and storage consolidation.

Q2 2006 Results

For the second quarter 2006, GTSI reported sales of $180.9 million, a 1% increase over the same period a year ago, and net income of $944,000 or $0.10 per fully diluted share versus a net loss in the second quarter of 2005 of $5.5 million or $0.60 per fully diluted share.  Selling, general, and administrative expenses were $27.1 million, down $1.3 million from the same period in 2005.

Gross margin was up $7.4 million to $26.5 million in the second quarter of 2006 versus the second quarter of 2005.  Gross margin percentage for the second quarter of 2006 was 14.7%.

“The second quarter was positively impacted by several high margin transactions,” said Leto.  “The quarter was a remarkable change from the second quarter of 2005, when GTSI was at the beginning stages of endeavoring to complete an enterprise resources planning system, which disrupted activities up through the first quarter of 2006.”

Monthly results

In the past GTSI has provided monthly sales, backlog and bookings results on a monthly basis.  Due to the changing nature of the business away from the smaller commodity orders, the Company will no longer be providing monthly reports.

Restatement

Since August, GTSI has been undergoing a thorough evaluation of its financial records for the periods of 2003, 2004, 2005, and the first quarter of 2006.  This evaluation will result in a restatement of financial results included in Form 10-K/As for 2005, 2004, and 2003, and Form 10-Q/A for the three months ended March 31, 2006.  Therefore previous filings for these periods should no longer be relied upon.

“The restatement activity has provided GTSI the opportunity to properly account for the transfer of certain lease receivables as well as correct an overstatement of certain accrued liabilities and cost of sales,” said Joe Ragan, GTSI’s Senior Vice President and Chief Financial Officer. “While

the exercise was arduous and consumed precious capital, it is important for investors to recognize that GTSI is stronger for having gone through this process.”

As a result of the restatement, net income for 2003 increased $100,000, net income for 2004 decreased $100,000, net loss for 2005 decreased $2.3 million and net loss for the first quarter of 2006 decreased $3.0 million.

Liquidity Update

“GTSI has a $145 million credit facility led by SunTrust and Bank of America,” said Ragan.  “In addition, GTSI enjoys over $100 million in unsecured vendor financing.  Going into 2007, GTSI is in a good position in regards to credit availability and has a strong and stable balance sheet.”

Conference Call

An investor conference call to discuss results for the quarters ended June 30, 2006 and September 30, 2006 is scheduled for 11:00 a.m. Eastern Time December 22, 2006.  Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through December 22, 2007.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, December 29, 2006.  To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 30051055.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For nearly 25 years, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s practices incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

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GTSI Corp.
Consolidated Balance Sheet
Confidential and Proprietary Information

Category	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006
ASSETS
Current assets
Cash	38,572,536	293,532	46,787	26,892	2,503,345	25,177	6,553,209
Accounts receivable	140,630,811	191,837,190	245,473,185	226,356,017	157,708,784	154,196,710	202,714,159
Merchandise inventories	42,056,098	55,650,683	65,683,339	56,819,589	33,280,601	51,598,135	46,444,510
Deferred costs	8,494,630	10,843,164	17,788,734	17,068,919	13,768,907	16,613,384	28,036,110
Other current assets	9,083,696	13,749,212	12,746,583	8,604,826	9,265,762	22,067,959	21,022,543
Total current assets	238,837,771	272,373,782	341,738,628	308,876,242	216,527,399	244,501,365	304,770,530
Depreciable assets, net	15,511,227	15,604,599	15,191,147	13,639,541	13,146,164	12,788,978	13,376,325
Other assets	10,693,131	11,134,521	20,349,024	23,391,103	18,821,450	27,342,345	21,530,489

Total assets	265,042,130	299,112,902	377,278,799	345,906,886	248,495,013	284,632,688	339,677,343

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabililties:
Notes payable to banks	-	51,943	149,365	48,014,102	(0)	1,269,906	48,106,674
Current Notes Payable	9,583,447	10,500,439	20,031,565	22,141,594	31,860,657	30,610,047	14,283,790
Accounts payable	133,187,420	168,820,703	221,225,804	151,995,463	108,406,436	131,702,979	158,097,559
Accrued liabilities	15,572,377	18,298,891	18,580,661	16,602,571	17,704,407	18,160,201	19,275,607
Deferred Revenue	5,139,812	4,832,371	12,733,514	6,020,002	5,787,801	4,898,554	8,174,284
Accrued warranties	2,014,633	1,625,323	1,010,803	764,415	875,700	843,477	763,000
Total current liabilities	165,497,690	204,129,671	273,731,712	245,538,148	164,635,000	187,485,164	248,700,914
Notes Payable - Long Term	9,556,331	9,432,626	16,560,100	19,041,329	12,281,019	24,121,344	20,915,772
Other liabilities	3,373,752	3,268,259	3,162,980	3,160,787	3,051,404	2,993,779	2,897,992

Total liabilities	178,427,773	216,830,556	293,454,793	267,740,265	179,967,423	214,600,287	272,514,678

Stockholders' equity:
Preferred Stock	-	-	-	-	-	-	-
Common Stock	49,030	49,030	49,030	49,030	49,030	49,030	49,030
Capital in excess of par	43,825,422	42,672,027	42,527,702	42,028,857	42,005,834	42,363,283	42,180,794
Tax benefit of stock opt exercised	3,296,314	3,977,249	3,993,042	3,074,256	3,074,256	3,074,256	3,074,256
Retained earnings	50,404,028	50,404,028	50,404,028	50,404,028	36,731,258	36,731,258	36,731,258
Retained earnings-Current Year	(6,243,927)	(11,782,299)	(8,815,730)	(13,672,770)	(10,027,892)	(9,083,438)	(12,476,523)
Treasury stock	(4,716,510)	(3,037,689)	(4,334,067)	(3,716,780)	(3,304,896)	(3,101,989)	(2,396,150)
Total stockholders' equity	86,614,358	82,282,346	83,824,006	78,166,621	68,527,589	70,032,400	67,162,665

Total liabilities and stockholders' equity	265,042,131	299,112,902	377,278,799	345,906,886	248,495,013	284,632,687	339,677,343

GTSI Corp.
Consolidated Income Statement
Confidential and Proprietary Information

Category	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Yr 2003	Yr 2004	Yr 2005	YTD Q3 2006
Sales	156,628,949	179,121,926	267,448,513	278,812,558	148,279,676	180,955,988	241,569,225	951,511,170	1,075,436,689	882,011,946	570,804,889

Cost of sales	139,235,727	160,059,103	231,547,244	251,368,127	129,978,370	154,445,767	215,668,608	853,353,865	953,344,855	782,210,201	500,092,746

Gross margin	17,393,222	19,062,823	35,901,269	27,444,431	18,301,305	26,510,221	25,900,617	98,157,305	122,091,834	99,801,745	70,712,143
Gross margin %	11.1%	10.6%	13.4%	9.8%	12.3%	14.7%	10.7%	10.3%	11.4%	11.3%	12.4%

Operating expenses	28,104,418	28,420,220	31,927,427	31,900,236	29,605,896	27,117,517	30,220,218	95,178,751	110,014,462	120,352,301	86,943,631

(Loss) income from operations	(10,711,195)	(9,357,398)	3,973,842	(4,455,805)	(11,304,590)	(607,296)	(4,319,601)	2,978,553	12,077,372	(20,550,556)	(16,231,487)
(Loss) income from operations %	-6.8%	-5.2%	1.5%	-1.6%	-7.6%	-0.3%	-1.8%	0.3%	1.1%	-2.3%	-2.8%

Interest and Other Income, net	(693,272)	(459,654)	(745,795)	(1,752,590)	(1,276,698)	(1,551,750)	(816,679)	(2,937,285)	(4,916,036)	(3,651,310)	(3,645,128)

(Loss) income before taxes	(10,017,923)	(8,897,744)	4,719,637	(2,703,215)	(10,027,892)	944,454	(3,502,921)	5,915,838	16,993,409	(16,899,245)	(12,586,360)

Tax (benefit) provision	(3,773,997)	(3,359,370)	1,753,067	2,153,824	-	-	(109,837)	2,598,129	6,858,529	(3,226,475)	(109,837)

Net (loss) income	(6,243,927)	(5,538,374)	2,966,570	(4,857,040)	(10,027,892)	944,454	(3,393,085)	3,317,709	10,134,880	(13,672,770)	(12,476,523)

Net (loss) income per share	(0.69)	(0.60)	0.32	(0.53)	(1.08)	0.10	(0.36)	0.40	1.17	(1.49)	(1.33)

Weighted average shares	9,002	9,243	9,217	9,198	9,288	9,348	9,404	8,343	8,664	9,166	9,356

Diluted net (loss) income per share	(0.69)	(0.60)	0.31	(0.53)	(1.08)	0.10	(0.35)	0.36	1.05	(1.49)	(1.33)

Diluted weighted average shares	9,002	9,243	9,477	9,198	9,288	9,348	9,566	9,308	9,618	9,166	9,356